Exhibit 10.42

FLEETCOR TECHNOLOGIES, INC.

DIRECTOR

NON-INCENTIVE STOCK OPTION

OPTION CERTIFICATE

THIS OPTION CERTIFICATE evidences that a non- incentive stock option (“Option”) has been granted under the FleetCor Technologies, Inc. 2010 Equity Compensation Plan (“Plan”), to Director as of the Award Date for the purchase of the Awarded Number of Shares of Stock at the Option Price per share, all as defined below and all subject to the terms and conditions set forth in § 1 through § 11 of Exhibit A of this Option Certificate.

“Director”:	<<Name>>

“Award Date”:	<<Date>>

“Awarded Number of Shares of Stock”:	<<Shares >>

“Option Price per Share”:	<<Dollar >>

“Vesting Period”:	<<Vesting-Period>>

FLEETCOR TECHNOLOGIES, INC.

BY:
TITLE:

OPTION CERTIFICATE

EXHIBIT A

§ 1. Plan. The Option is subject to all the terms and conditions set forth in the Plan for a Non-ISO, and all of the capitalized terms not otherwise defined in this Option Certificate shall have the same meaning in this Option Certificate as in the Plan. If a determination is made that any term or condition in this Option Certificate is inconsistent with the Plan, the Plan shall control. A copy of the Plan will be made available to Director upon written request to the corporate Secretary of the Company.

§ 2. Status as Non-ISO. The Company intends that the Option not qualify for special income tax benefits under § 422 of the Code. Therefore, the Company intends that the exercise of the Option constitute a taxable event to Director for federal income tax purposes and that the Company receive an income tax deduction for federal income tax purposes with respect to the exercise of the Option.

§ 3. Vesting of Exercise Right. The right to exercise the Option evidenced by this Option Certificate shall (subject to the special rules in § 5) vest and the Option shall become exercisable in equal increments on each annual anniversary of the Award Date over the Vesting Period so long as Director continues as a member of the Board through such anniversary date. The aggregate number of shares of Stock subject to exercise on any date shall equal the excess, if any, of the number of whole shares of Stock as to which the right to exercise then has accrued over the number of whole shares of Stock for which the Option has been exercised. The Option may be exercised in whole or in part at any time with respect to whole shares of Stock as to which the exercise right has accrued as of that time.

§ 4. Life of Option. The Option shall expire when exercised in full; provided, however, the Option shall expire, to the extent not exercised in full, on the date which is the tenth anniversary of Award Date, or, if earlier, on the date provided under § 5 of this Option Certificate.

§ 5. Special Rules.

(a) Termination of Status as a Member of the Board. Except as provided in § 5(b) or § 5(c) of this Option Certificate, in the event that Director’s membership on the Board terminates for any reason on any date, Director’s vested right under § 3 of this Option Certificate to exercise the Option (as determined as of the date Director’s membership on the Board terminates) shall expire immediately and automatically on the earlier of (A) the last day of the three (3) month period which immediately follows the date Director’s membership on the Board terminates or (B) the applicable date described in § 4 of this Option Certificate.

(b) Death or Disability.

(1) In the event that Director’s membership on the Board terminates because he or she dies or becomes disabled, Director’s right to exercise the Option under § 5(a) shall (subject to § 4) be extended to the last day of the twelve (12) consecutive month period immediately following the date of Director’s membership on the Board terminates.

(2) If Director dies or becomes disabled while he or she has a right to exercise the Option under § 5(a) of this Option Certificate, Director’s right to exercise the Option under § 5(a) shall (subject to § 4) be extended to the last day of the twelve (12) consecutive month period immediately following the date of Director’s death or the date as of which he or she is determined to have been disabled.

(3) For purposes of this § 5(b), “disabled” means a permanent and total disability as defined in Code § 22(e)(3).

(c) Change in Control. If (1) there is a Change in Control on any date and the Option is continued in full force and effect or there is an assumption or substitution (in accordance with § 424 of the Code) of the Option in connection with such Change in Control and (2) Director’s membership on the Board is terminated for any reason within the Protection Period, then Director’s right to exercise the Option shall fully vest and the Option shall become 100% exercisable (to the extent not already exercisable) by Director on the date his or her membership on the Board so terminates (without regard to § 3 of this Option Certificate) in accordance with § 14 of the Plan as in effect on the Award Date and shall be exercisable in accordance with § 5(a) of this Option Certificate. If there is a Change in Control on any date and the Option is not continued in full force and effect or there is no assumption or substitution (in accordance with § 424 of the Code) of the Option in connection with such Change in Control, (A) Director’s right to exercise the Option shall fully vest and the Option shall become 100% exercisable (to the extent not already exercisable) by Director in accordance with § 14 of the Plan (as in effect on the Award Date) on the date of the Change in Control and (B) the Board shall have the right (to the extent expressly required as part of such transaction) to cancel the Option after giving Director a reasonable opportunity to exercise the Option.

§ 6. Method of Exercise. Director may (subject to the conditions of this Option Certificate) exercise the Option in whole or in part (before the date the Option expires) on any normal business day of the Company by (1) delivering to the Company at its principal place of business in Norcross, Georgia a written notice (addressed to its corporate Secretary) of the exercise of such Option and (2) simultaneously paying the Option Price to the Company in cash, by check, in Stock or through any cashless exercise procedure which is acceptable to the Committee, including a Net Option Exercise or in any combination of such forms of payment which results in full payment of the Option Price. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date action acceptable to the Committee is taken to tender such Stock to the Committee or its delegates.

§ 7. Non-Transferability. The Option is not transferable (absent the Committee’s consent) by Director other than by will or by the applicable laws of descent and distribution, and the Option (absent the Committee’s consent) shall be exercisable during Director’s lifetime only by Director. The person or persons to whom the Option is transferred by will or by the applicable laws of descent and distribution thereafter shall be treated as the Director under this Option Certificate.

§ 8. Resale of Shares Acquired by Exercise of Option. Upon the receipt of shares of Stock as a result of the exercise of the Option, Director shall, if so requested by the Company, hold such shares of Stock for investment and not with a view of resell or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.

§ 9. Not Contract; No Shareholder Rights; Construction of Option Certificate. This Option Certificate (1) shall not be deemed a contract for membership on the Board, (2) shall not give Director any rights of any kind or description whatsoever as a shareholder of the Company as a result of the grant of the Option or his or her exercise of the Option before the date of the actual delivery of Stock subject to the Option to Director, (3) shall not confer on Director any rights upon the termination of his or her status as a member of the Board in addition to those rights expressly set forth in this Option Certificate, and (4) shall be construed exclusively in accordance with the laws of the State of Delaware.

§ 10. Other Conditions. If so requested by the Company upon the exercise of the Option, Director shall (as a condition to the exercise of the Option) enter into any other agreement or make such other representations prepared by the Company which in relevant part will restrict the transfer of Stock acquired pursuant to the exercise of this Option and will provide for the repurchase of such Stock by the Company under certain circumstances. Further, if so requested by the Company upon the grant of the Option, Director shall (as a condition to the grant of the Option) enter into any other agreement or make such other representations requested by the Company, including but not limited to any noncompetition agreements requested by the Company.

§ 11. Section 16a. If Director, at the time he or she proposes to exercise any rights under this Option, is an officer or director of the Company, or is filing ownership reports with the Securities and Exchange Commission under Section 16(a) of the 1934 Act, then Director should consult the Company before Director exercises such rights to determine whether the securities law might subject him or her to additional restrictions upon the exercise of such rights.

OPTION EXERCISE FORM

(To be used by Director to exercise the rights to purchase Stock evidenced by the foregoing Option)

TO: FleetCor Technologies, Inc.

The Undersigned hereby exercises his/her right to purchase                      shares of Stock covered by the Option grant evidenced by the attached Option Certificate in accordance with the terms and conditions thereof, and herewith makes payment of the Option Price of such shares in full.

If the Undersigned wants shares electronically transferred to a brokerage account, please attach appropriate transfer instructions to this form.

Signature

Address

Dated